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                                                                   EXHIBIT 10.27

                         [NORTHMARQ CAPITAL LETTERHEAD]


November 5, 2001                                            Delivered Personally

Mr. Lauren D. Hogan
Senior Vice President
Heitman Real Estate Services Group
180 North LaSalle Street, Suite 3400
Chicago, IL 60601

RE: ONE FINANCIAL PLAZA - ST. LOUIS, MISSOURI

Dear Lauren:

This letter (the "Agreement") shall authorize NorthMarq Capital, Inc. ("NorthMarq"), with the exclusive right to procure commitments for financing for the referenced 12-story, 436,106 square foot office building (the "Property") on behalf of Heitman Real Estate Services Group and EBS Building L.L.C. ("EBS") with the following capital sources ("Sources"):

AEGON                           Nationwide                   CDC Mortgage                 Morgan Stanley
Allstate                        Northwestern Mutual          CIBC                         PNC
CIGNA                           NYSTERS                      Column                       Wells Fargo
David L. Babson                 PPM                          Deutsche Bank                Allegiance
GE Financial Assurance          Principal                    First Union                  Capital Trust
ING                             Prudential                   GE Capital                   Capri
John Hancock                    SunAmerica                   Greenwich                    Fleet Bank
Lend Lease                      TIAA                         JP Morgan                    iStar
MetLife                         NY Life                      Lehman                       ORIX
MONY                            Bear, Stearns                Merrill Lynch                TransAmerica

NorthMarq is hereby retained by EBS to negotiate and obtain a commitment to finance the Property from the Sources for which NorthMarq will be compensated as provided below. Said financing transaction may include a first mortgage, mezzanine loan or any other debt transaction acceptable to EBS. Should EBS execute a financing commitment for the Property from one of the Sources, EBS hereby agrees to pay NorthMarq a net fee equal to three-quarters of one percent (3/4%) of the total gross loan amount committed by such Source and accepted by EBS. All fees to NorthMarq shall be paid in full in cash upon the initial funding of such loan.

The term of this assignment is from the date of acceptance of this Agreement through February 28, 2002. However, should discussions be in progress with a Source at the expiration of its term NorthMarq shall so designate in writing and this Agreement shall be extended automatically for additional thirty (30) day terms as necessary to conclude such negotiations.

NorthMarq agrees to keep all information pertaining to EBS confidential except to the extent disclosure is required in connection with NorthMarq's performance of its obligations hereunder.



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Mr. Lauren D. Hogan
November 5, 2001
Page 2


NorthMarq's obligations under this letter may not be assigned to any other person or entity without EBS' prior written consent in each instance.

NorthMarq acknowledges that it is acting as an independent contractor under this letter. Nothing contained in this letter or in the relationship it establishes shall be deemed to create a partnership, joint venture, or other similar relationship between NorthMarq or EBS. NorthMarq's authority is limited to performing the services described in this letter, and under no circumstances shall NorthMarq have the authority, or represent itself as having the authority, to commit or otherwise obligate EBS or to negotiate or execute any contracts for or on behalf of EBS. All terms and conditions of any contract are subject to prior written approval by EBS, in EBS' sole and absolute discretion.

NorthMarq agrees to indemnify EBS and hold EBS harmless from and against any and all loss, cost, damage, injury and expense (including reasonable attorneys' fees) arising out of or relating to any claims or assertions against EBS by any person, firm or entity for (a) reliance on services, information or materials supplied by NorthMarq not otherwise received from EBS or its advisors in connection with NorthMarq's activities hereunder, and (b) any claims against EBS alleging any misrepresentations made by NorthMarq. In the event any dispute, litigation or proceeding shall arise between NorthMarq and EBS, the prevailing party shall be entitled to full reimbursement of all reasonable court costs, expenses and attorneys' fees from the non-prevailing party. This paragraph shall survive the expiration or termination of this letter.

NorthMarq is hereby authorized to advertise and promote a financing transaction for the Property at NorthMarq's sole cost and expense, and shall (i) afford EBS the full benefit of the judgment, experience and advise of the members of NorthMarq's organization in respect to the policy to be pursued in financing the Property; (ii) undertake all other reasonable efforts to secure suitable financing for the Property; (iii) provide in writing at least every four weeks during the term of this letter a progress report summarizing the activities undertaken by NorthMarq in connection with the Property during such period and NorthMarq's recommendations to expedite a financing; (iv) promptly submit all financing commitments to EBS; and (v) use its best skill, care and judgment so as to maintain the highest level of professionalism at all times in all dealings in connection with representing EBS as provided for herein; provided, however, that EBS shall maintain all authority with respect to negotiation and acceptance of any financing and all advertising and press release material to be distributed or published by NorthMarq shall be subject to the prior written approval of EBS.

Please indicate the understanding and acceptance of EBS as to the terms and conditions of this Agreement by executing and returning this letter to us. Thank you.

Sincerely,
NORTHMARQ CAPITAL, INC.

/s/ DEAN F. DORNBOS                          AGREED TO AND ACCEPTED BY:
                                             EBS BUILDING L.L.C.
Dean F. Dornbos
Managing Director
                                             By:  /s/ KEITH F. COOPER
                                                --------------------------------
                                                 PricewaterhouseCoopers LLP
                                                 As Manager